CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 24, 2024, relating to the financial statements and financial highlights of Dana Large Cap Equity Fund, Dana Epiphany Small Cap Equity Fund (formerly known as Dana Epiphany ESG Small Cap Equity Fund), and Dana Epiphany Equity Fund (formerly known as Dana Epiphany ESG Equity Fund), each a series of Valued Advisers Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 28, 2025